UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MORGAN STANLEY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 2011

Dear Fellow Morgan Stanley Shareholder:

Morgan Stanley’s Board of Directors recommends that shareholders approve two key proposals at our upcoming annual shareholders meeting: the amendment to our equity share plan as well as our advisory vote on pay, both of which we believe are important to our continuing efforts to build our business and deliver shareholder value.

The proxy advisory firm Glass Lewis has recommended that shareholders vote FOR both the amendment to our share plan and our advisory vote on pay.  The report from the proxy advisory firm ISS which recommended against, however, failed to properly reflect several critical issues regarding these proposals, which I would like to address in this letter.

In recent years, Morgan Stanley has fundamentally restructured the way it pays its employees, more closely tying compensation to the Firm’s long-term financial performance.  The Firm:

•	Substantially increased the portion of year-end compensation that is deferred and “at risk” – with more than 80% of the Operating Committee’s compensation deferred in 2010, vs. 42% in 2008.
•	Included “at risk” performance stock units in senior executive compensation, which only deliver value if the Firm meets specific performance targets after three years.
•	Was the first U.S. bank to institute a clawback provision, which has been further strengthened since it was first put in place.
•	Provided shareholders with a “Say on Pay” vote each year since 2009 and, this year, proposed that this become an annual ballot item.

Amendment to Equity Share Plan

Our focus on “at-risk” equity compensation aligns employees with shareholder interests and reflects the guidance on compensation that we have received from regulators.  Today, however, we have only 21 million shares available for stock grants under our employee stock plans.  Given the importance of compensation paid in equity, as well as our much larger employee base with Morgan Stanley Smith Barney, we estimate that we will need 35 million additional shares for our compensation plan this year (there are approximately 1.5 billion shares outstanding).  For this reason, the Board of Directors is asking shareholders to approve these additional shares for issuance under our 2007 Equity Incentive Compensation Plan at Morgan Stanley’s upcoming annual meeting.

The additional shares requested are fewer than shares requested and approved by shareholders in 2010, but are necessary to maintain an appropriate mix of “at risk” equity, deferred compensation and cash awards for our expanded employee base.  Indeed, they are the minimum needed to maintain the appropriate compensation mix for the coming year.  That’s why we are disappointed that ISS, based on its customary methodology used to evaluate equity incentive plans, did not support the amendment of the Plan.  As we noted above, Glass Lewis recommended support for the amendment to our Plan this year.  In our view, the methodology used by ISS did not appropriately reflect important considerations regarding Morgan Stanley’s compensation practices.  So that you can make a fully informed voting decision on this important matter, we have outlined below several key concerns with the ISS analysis.

First, the ISS methodology did not reflect that the equity awards we propose to issue under the amended Plan will be granted in lieu of cash compensation – as were the equity awards issued in prior years.

A Morgan Stanley employee’s annual performance-based incentive compensation is first determined as a dollar amount, and then a portion of that is granted in annual incentive equity awards (which unlike cash are “at risk” and subject to cancellation).  These equity awards are granted at 100% of the fair value on the grant date.  Consistent with principles set forth by regulators, Morgan Stanley in recent years has increased the portion of compensation that is deferred - with more than 80% of the Operating Committee’s compensation deferred in 2010, up from 42% in 2008.  This deferred compensation includes equity and deferred cash subject to clawback.  Additional shares are needed to continue this equity-based approach, which provides employees with long-term incentives that are aligned with shareholder interests.

Second, the ISS assessment did not reflect the fact that a rejection of the amendment to our share plan will impede our ability to comply with the guidance we have received from regulators.

Regulators in both the U.S. and U.K. have issued guidance for firms to ensure that a substantial portion of variable compensation is paid in equity or equity-linked instruments.  If the Plan amendment is not approved, the Firm will be compelled to replace a substantial component of its equity compensation, which would not be consistent with regulatory guidance.

Third, our “burn rate” and dilution are down.

The additional shares we are requesting this year are fewer than the shares requested and approved by shareholders in 2010, and these additional shares are the minimum needed to maintain an appropriate mix of “at risk” equity, deferred compensation and cash awards for our expanded employee base.

Both our “burn rate” (shares granted from plans divided by average shares outstanding) and dilution are down.

•	Our “burn rate” is below the Firm’s prior three-year average and below the 2010 burn rate of our most direct competitor.
•	As of the Proxy Record Date, dilution was 13.8% - which is the lowest dilution at Morgan Stanley in five years and substantially lower than our most direct competitor.

Fourth, the ISS evaluation – comparing our burn rate and dilution to peers – is not based on the practices of Morgan Stanley’s direct competitors.  Instead, the ISS methodology is based on the practices of a very broad group of hundreds of companies (those having the same GICS code as Morgan Stanley).  This includes, among others, credit card companies, lease financing companies and custody banks that have very different businesses than Morgan Stanley.  Indeed, the vast majority of them are not direct competitors of Morgan Stanley, and they are not as acutely dependent upon the use of equity compensation in attracting and retaining top talent, nor subject to the same regulatory guidance regarding the use of equity compensation.

Morgan Stanley operates in an intensely competitive environment and our success is closely tied to our ability to recruit and retain talented employees and a strong management team.  Since all of our direct competitors use significant amounts of equity compensation to attract and retain talent, we would be at a significant competitive disadvantage if this amendment is not approved and we cannot compensate our employees using equity awards.  Indeed, our ability to retain employees would be compromised – since employees would have less equity at risk and competitors would be able to “poach” our best people.  We believe that Morgan Stanley’s equity grant practices should be evaluated as compared to those of our direct competitors, not those of the broad group that the ISS methodology considered.

 “Say on Pay” Advisory Vote

As noted earlier, Morgan Stanley has fundamentally restructured the way it pays its employees, including the named executive officers (NEOs) whose compensation is the subject of the “Say on Pay” advisory vote, and more closely aligned that compensation with the Firm’s long-term performance.  We believe that is why:

•	We have enjoyed strong support on this “Say on Pay” vote in prior years (with 92.8% in favor of our 2008 NEO compensation, and 94.5% in favor of our 2009 NEO compensation).

•
Glass Lewis recommended that shareholders support the “Say on Pay” advisory vote for this year, saying “the Company has adequately aligned executive pay and corporate performance in the past year” and that the Firm has a “consistent track record in sufficiently aligning pay with performance.”

We believe the analysis from ISS on this year’s vote failed to reflect a number of important considerations about our compensation plan.

First, while ISS acknowledges that Mr. Gorman’s pay declined in 2010, despite taking on additional responsibilities as CEO, ISS does not recognize that this represents a clear and direct link between pay and performance.

Morgan Stanley last year achieved its highest revenues and net income since 2006.  However, Mr. Gorman’s compensation for 2010 (his first year as CEO) was $14 million, $1 million below the prior year when he served as Co-President of the Firm.

In the Compensation Discussion and Analysis (CD&A) of Morgan Stanley’s 2011 proxy statement, the Compensation Committee make clear that the decline in Mr. Gorman’s compensation was the result of the Firm failing to meet certain performance priorities that the Committee had set at the beginning of 2010.  The CD&A, on page 32, states that Mr. Gorman’s compensation for 2010 “was below the level of the prior year, reflecting the fact that the Firm did not fully meet certain financial priorities for the year.”  This demonstrates a clear and direct link between pay and performance.

Second, ISS bases its recommendation in large part on a flawed analysis regarding the percentage of Mr. Gorman’s compensation that was performance-based.  The fact is that the portion of Mr. Gorman’s total 2010 compensation paid in cash-based compensation declined for 2010 (from 43% in 2009 to 33% in 2010), and the portion of his total 2010 compensation that was linked to shareholder performance increased (from 57% in 2009 to 67% in 2010).

ISS acknowledges the benefits of Morgan Stanley’s performance stock units (PSUs), but argues that these PSUs represent a smaller share of the equity Mr. Gorman was awarded in 2010 compared with the prior year.  Their analysis, however, focuses only on PSUs as a percent of his equity award, rather than as a percent of his total compensation.  The reason the former declined is because Mr. Gorman was paid less cash-based compensation and more equity-based compensation for 2010.  An analysis of Mr. Gorman’s total compensation clearly shows that the portion of his total compensation paid in shareholder-aligned equity (a combination of restricted stock units, PSUs and stock options) increased in 2010.

ISS also suggests that the stock options awarded to Mr. Gorman and our other NEOs this year were not performance-based compensation.  However, Morgan Stanley awards stock options at grant date market price and they deliver value only if the Firm – through the efforts of its employees – performs.  Indeed, none of the stock options currently held by our NEOs has delivered any value to date – clearly demonstrating that they are performance-based compensation aligned with shareholder interests.

Third, ISS does not acknowledge that Morgan Stanley is one of the few companies in its sector that included any performance stock units in its 2010 compensation awards.

These PSUs deliver value only if the Company achieves certain targets – tied to return on average common equity and relative total shareholder return – over a three-year period, and further reinforce the NEOs’ accountability for the Firm’s future financial and strategic goals.

Finally, ISS’ own analysis shows that Mr. Gorman’s compensation is less than the median for CEOs of the peer group identified by ISS.

According to ISS’ own analysis of CEO compensation, Mr. Gorman’s pay was more than 22% below the median for CEOs in the peer group identified by ISS.

*  *  *

Given the important factors and considerations outlined above, we would urge you to support our efforts to build shareholder value by voting FOR approval of the amendment to our equity share plan and FOR the advisory vote on pay, as well as by following the Board’s voting recommendations on the other agenda items.  If you have any questions, or need any assistance in voting your shares, please contact me at xxx-xxx-xxxx.  Thank you.

Very truly yours,

Jim Rosenthal
Chief Operating Officer